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                                                                    EXHIBIT 10.9

March 19, 1996

Mr. Peter Churm
67 Monarch Bay
Dana Point, CA  92629-3459

        Re: Consulting Agreement

Dear Pete:

        This will confirm that:

        1. Effective February 4, 1996, Furon retained you to provide management consulting services for Furon's fiscal year ending February 1, 1997. You will be paid $76,800 and will be reimbursed for business related expenses incurred in the performance of those services. As part of this arrangement, you are entitled to, and Furon has purchased, general medical insurance coverage for your spouse, as well as medical insurance to supplement Medicare coverage maintained by you, at an aggregate cost to Furon of approximately $600 per month, and Furon will reimburse you and your spouse for any uninsured out-of-pocket medical expenses. It is contemplated that the consulting arrangement will require the commitment of approximately 50% of your business time.

        2. In performing your services as a consultant pursuant to that arrangement, you have been and will continue to be an independent contractor, and not an employee of Furon.

        3. This consulting arrangement is subject to the annual review and approval of Furon's Board of Directors.

        If the foregoing accurately sets forth the terms of your consulting agreement with Furon, please so indicate by signing the extra-enclosed copy of this letter at the place provided for your signature and returning it to me.

                                               Cordially,

                                               /s/ J. MICHAEL HAGAN
                                               --------------------------------
                                                   J. Michael Hagan
                                                   Chairman of the Board

APPROVED AND AGREED
EFFECTIVE AS OF FEBRUARY 4, 1996

/s/ PETER CHURM
--------------------------------
    Peter Churm


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